Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.
On behalf of CCO Holdings, LLC and CCO Holdings Capital Corp.

We consent to the use of our report dated February 28, 2011, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009 (Successor), and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2010 (Successor), the one month ended December 31, 2009 (Successor), the eleven months ended November 30, 2009 (Predecessor), and for the year ended December 31, 2008 (Predecessor), and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein and to the references to our firm under the heading “Experts” and “Selected Historical Consolidated Financial Data” in the prospectus.

Our report dated February 28, 2011 includes an explanatory paragraph that refers to the Company’s adoption of fresh-start accounting in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009. Accordingly, the Company’s financial statements prior to November 30, 2009 are not comparable to its consolidated financial statements for periods after November 30, 2009.

Our report dated February 28, 2011 also includes an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri
August 26, 2011